News Release

Pioneer Natural Resources Reports Second Quarter 2021 Financial and Operating Results

Dallas, Texas, August 2, 2021 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended June 30, 2021. Pioneer reported second quarter net income attributable to common stockholders of $380 million, or $1.54 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the second quarter was $629 million, or $2.55 per diluted share. Cash flow from operating activities for the second quarter was $1.5 billion.

Highlights

•Delivered strong second quarter free cash flow1 of $616 million

•Accelerated and increased variable dividend program; future variable dividend payments2 up to 75% of prior quarter's free cash flow after deducting the base dividend paid during the quarter

•Declared inaugural variable dividend of $1.51 per share to be paid during the third quarter; represents approximately 75% of second quarter free cash flow after deducting the base dividend paid in April

•Averaged second quarter oil production of 363 thousand barrels of oil per day (MBOPD), in the upper half of guidance

•Averaged second quarter production of 629 thousand barrels of oil equivalent per day (MBOEPD), near the top end of guidance

CEO Scott D. Sheffield stated, "Pioneer delivered a strong quarter as we integrated DoublePoint operations into our asset base, while continuing to execute one of the most efficient capital programs in the industry.

We are witnessing strong oil demand growth as the global macroeconomic environment continues to improve, with a corresponding improvement in commodity prices. As a result of the improved commodity price outlook, which is expected to further strengthen our balance sheet, we have accelerated and increased our variable dividend return framework with the declaration of our inaugural variable dividend.

This inaugural variable dividend, combined with our base dividend, represents a significant return of capital to shareholders, with approximately 80% of our second quarter free cash flow being returned to shareholders. This announcement accelerates our long-term commitment to return capital to shareholders under our investment framework. Over the next six years, we expect to generate in excess of $23 billion of cumulative free cash flow1 based on current commodity prices, creating a compelling and durable value proposition for our shareholders."

Financial Highlights
Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the second quarter of $93 million and net debt of $6.8 billion. The Company had $2.1 billion of liquidity as of June 30, 2021, comprised of $93 million of unrestricted cash and a $2.0 billion unsecured credit facility (undrawn as of June 30, 2021).

During the second quarter, the Company’s drilling, completion and facilities capital expenditures totaled $883 million. The Company’s total capital expenditures3, including water infrastructure, totaled $900 million.

Cash flow from operating activities during the second quarter was $1.5 billion, leading to free cash flow1 of $616 million for the second quarter.

The rebound in global oil demand has led to higher commodity prices, further strengthening Pioneer’s balance sheet and enabling the Company to accelerate its first variable dividend payment from the first quarter of 2022. The Company now expects to distribute a quarterly variable dividend of up to 75% of the prior quarter’s free cash flow after deducting the base dividend paid during the quarter2. In light of the improved outlook, the Board of Directors has declared Pioneer's inaugural variable dividend of $1.51 per share, or approximately $370 million being returned to shareholders, representing approximately 75% of the Company’s second quarter free cash flow after deducting the base dividend distributed in April. The Company believes this differentiated return of capital strategy, which combines a base dividend with a substantial variable dividend, creates significant value for shareholders2.

Pioneer continues to capture the expected annual synergies from the acquisition of Parsley Energy Inc. (Parsley) and DoublePoint Energy (DoublePoint), with expected combined annual synergies totaling $525 million and a PV-10 of greater than $3 billion over ten years. The Company is progressing on these synergies, with $160 million of annual interest savings and $115 million of general and administrative (G&A) savings between Parsley and DoublePoint being fully realized. The operational synergies related to both transactions continue to progress and are expected to be fully realized by year-end 2021.

Financial Results
For the second quarter of 2021, the average realized price for oil was $64.55 per barrel. The average realized price for natural gas liquids (NGLs) was $27.95 per barrel, and the average realized price for gas was $2.69 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $8.18 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $11.31 per BOE. Exploration and abandonment costs were $10 million. G&A expense was $75 million. Interest expense was $41 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $40 million, or a loss $53 million when including the cash flow impact from the Company’s firm transportation marketing contracts that are accounted for as derivatives. Other expense was $47 million, or $14 million excluding unusual items4.

Operations Update
During the second quarter, Pioneer continued to deliver strong operational efficiency gains that enabled the Company to place 157 horizontal wells on production. Drilling and completion efficiencies continued to improve, with an increase of greater than 65% drilled feet per day and 75% completed feet per day when compared to 2017 averages. The Company continues to see benefits of utilizing simulfrac technology and now plans to run two simulfrac fleets during the second half of 2021. These efficiency and cost improvements in drilling and completions continue to benefit the Company’s overall capital efficiency and dampen inflationary pressures. Additionally, Pioneer continues to upgrade the acquired Parsley and DoublePoint facilities to Pioneer's high operational and environmental standards.

2021 Outlook
The Company expects its 2021 drilling, completions and facilities capital budget to range between $2.95 billion to $3.25 billion. An additional $100 million and $50 million is budgeted for integration expenses related to the acquisition of Parsley and DoublePoint, respectively, resulting in a total 2021 capital budget3 range of $3.1 billion to $3.4 billion. The Company expects its capital program to be fully funded from forecasted 2021 cash flow5 of approximately $6.45 billion.

During 2021, the Company plans to operate an average of 22 to 24 horizontal drilling rigs in the Permian Basin, including a one-rig average program in the Delaware Basin and a three-rig average program in the southern Midland Basin joint venture area. The 2021 capital program is expected to place 470 to 510 wells on production. Pioneer expects 2021 oil production of 351 to 366 MBOPD and total production of 605 to 631 MBOEPD.

Pioneer's investment framework prioritizes free cash flow generation and return of capital to shareholders. This capital allocation strategy is intended to create long-term value by optimizing the reinvestment of cash flow to accelerate the Company's free cash flow profile. The Company expects its reinvestment rate to be between 50% to 60%, generating increased free cash flow. This investment framework is expected to deliver a mid-teens total annual return, inclusive of a strong and growing base dividend, a variable dividend and high-return oil growth of up to five percent. The Company believes this differentiated strategy positions Pioneer to be competitive across industries.

The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

Third Quarter 2021 Guidance
Third quarter 2021 oil production is forecasted to average between 380 to 395 MBOPD and total production is expected to average between 660 to 685 MBOEPD. Production costs are expected to average $7.25 per BOE to $8.75 per BOE, with the increase primarily reflecting the impact of higher forecasted commodity prices on production taxes and gas and NGL processing fees. DD&A expense is expected to average $10.75 per BOE to $12.75 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $67 million to $77 million. Interest expense is expected to be $39 million to $44 million. Other expense is forecasted to be $15 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $35 million to $65 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be between 22% to 27%. Cash income taxes are expected to be $5 million to $15 million, principally related to forecasted state income taxes.

Environmental, Social & Governance (ESG)
Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Consistent with Pioneer's sustainable practices, the Company has incorporated greenhouse gas (GHG) and methane emission intensity reduction goals into its ESG strategy, with goals to reduce the Company's GHG emissions intensity by 25% and methane emissions intensity by 40% by 2030. These emission intensity reduction targets are aligned with the Task Force on Climate-related Financial Disclosures criteria for target setting.

In addition, the Company is building on its leadership position related to minimizing flaring and has formally adopted a goal to maintain the Company's flaring intensity to less than 1% of natural gas produced. Pioneer also plans to end routine flaring, as defined by the World Bank, by 2030 with an aspiration to reach this goal by 2025.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors and its committees provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in the Company’s diversity, equity and inclusion practices, along with the Company’s safety and environmental practices. Consistent with the high priority placed on Health, Safety and Environment (HSE) and ESG, the Board of Directors has increased the executive annual incentive compensation weighting for these metrics from 10% to 20% for 2021.

In addition to the increased weighting towards HSE and ESG metrics, Pioneer's executive incentive compensation continues to be aligned with shareholder interests. Beginning in 2021, return on capital employed (ROCE) has been included as an incentive compensation metric, along with cash return on capital invested (CROCI), which was added in 2020. These metrics have a combined weighting of 20%, while production and reserves goals previously included as incentive compensation metrics have been removed.

Pioneer has amended executive equity compensation as well, with the S&P 500 index being added into the total stockholder return (TSR) peer group for performance awards beginning in 2021, and for the second consecutive year, the long-term equity compensation for the Company’s Chief Executive Officer will be 100% in performance awards, with 100% of such awards at risk based on performance relative to the TSR peer group. These updates to Pioneer’s executive incentive and equity compensation programs demonstrate the Company’s continuing commitment to aligning total executive compensation with the interests of our shareholders.

For more details, see Pioneer’s 2020 Sustainability Report at pxd.com/sustainability. Pioneer’s comprehensive 2021 Sustainability Report is expected to be published during the third quarter.

Earnings Conference Call
On Tuesday, August 3, 2021, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended June 30, 2021, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (888) 204-4368 and enter confirmation code 6765607 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through August 30, 2021. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity; competition; the ability to obtain environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industry in which it operates, including the risk of new restrictions with respect to development activities; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs and results of drilling and operations; availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the risk that the Company will not fully or timely realize the expected synergies and accretion metrics from the Parsley Energy, Inc. and Double Eagle III Midco 1 LLC acquisitions; access to and cost of capital; the financial strength of counterparties to Pioneer's credit facility, investment instruments and derivative contracts and purchasers of Pioneer's oil, natural gas liquids and gas production; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the Company’s ability to achieve its emissions reduction and flaring goals; the assumptions underlying forecasts, including forecasts of production, well costs, capital expenditures, expenses, rates of return, cash flow and cash flow from purchases and sales of oil and gas, net of firm transportation commitments; sources of funding; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in Pioneer's Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q filed thereafter and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities and cash acquisition transaction costs, less capital expenditures. See the supplemental schedules for a reconciliation of second quarter 2021 free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 2: Future dividends, whether variable or base, are authorized and determined by the Company's board of directors in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company may establish to fund future capital expenditures or other needs, and other factors the board of directors deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company’s free cash flow, which will depend on a number of factors beyond the Company’s control, including commodities prices.

Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 4: Excludes unusual expenses of (i) $27 million associated with the DoublePoint acquisition and (ii) $9 million associated with the Parsley acquisition; offset by a $3 million gain related to the early extinguishment of DoublePoint senior notes.

Footnote 5: Estimated cash flow numbers are non-GAAP financial measures. The 2021 estimated cash flow number represents first half 2021 cash flow (before changes in operating assets and liabilities and cash acquisition transaction costs) plus July through December forecasted cash flow (before changes in operating assets and liabilities) based on strip pricing and utilizing the midpoint of production guidance. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as changes in operating assets and liabilities. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Note: Estimates of future results, including cash flow and free cash flow, are based on the Company’s internal financial model prepared by management and used to assist in the management of its business. Pioneer’s financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the SEC or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer’s control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company’s financial models.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Greg Wright - 972-969-1770

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$93	$1,442
Restricted cash	48	59
Accounts receivable, net	1,670	695
Income taxes receivable	1	4
Inventories	350	224
Derivatives	4	5
Investment in affiliate	152	123
Other	41	43
Total current assets	2,359	2,595
Oil and gas properties, using the successful efforts method of accounting	43,083	24,510
Accumulated depletion, depreciation and amortization	(11,154)	(10,071)
Total oil and gas properties, net	31,929	14,439
Other property and equipment, net	1,731	1,584
Operating lease right-of-use assets	346	197
Goodwill	261	261
Derivatives	2	3
Other assets	156	150
	$36,784	$19,229

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,451	$1,030
Interest payable	52	35
Income taxes payable	18	4
Current portion of long-term debt	—	140
Derivatives	1,170	234
Operating leases	123	100
Other	459	363
Total current liabilities	4,273	1,906
Long-term debt	6,926	3,160
Derivatives	155	66
Deferred income taxes	1,541	1,366
Operating leases	238	110
Other liabilities	1,013	1,052
Equity	22,638	11,569
	$36,784	$19,229

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues and other income:
Oil and gas	$2,682	$600	$4,505	$1,695
Sales of purchased commodities	1,587	541	2,828	1,456
Interest and other income (loss), net	(20)	48	40	(158)
Derivative gain (loss), net	(832)	(356)	(1,523)	100
Gain on disposition of assets, net	2	6	13	6
	3,419	839	5,863	3,099
Costs and expenses:
Oil and gas production	316	167	568	343
Production and ad valorem taxes	153	47	266	120
Depletion, depreciation and amortization	648	416	1,121	850
Purchased commodities	1,627	572	2,882	1,600
Exploration and abandonments	10	10	29	19
General and administrative	75	60	143	116
Accretion of discount on asset retirement obligations	2	2	3	5
Interest	41	33	81	60
Other	47	90	351	175
	2,919	1,397	5,444	3,288
Income (loss) before income taxes	500	(558)	419	(189)
Income tax benefit (provision)	(120)	109	(109)	31
Net income (loss) attributable to common stockholders	$380	$(449)	$310	$(158)

Net income (loss) per share attributable to common stockholders:
Basic	$1.62	$(2.73)	$1.39	$(0.96)
Diluted	$1.54	$(2.73)	$1.33	$(0.96)

Weighted average shares outstanding:
Basic	234	165	222	165
Diluted	247	165	235	165

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$380	$(449)	$310	$(158)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	648	416	1,121	850
Exploration expenses, including dry holes	—	1	3	3
Deferred income taxes	109	(98)	91	(20)
Gain on disposition of assets, net	(2)	(6)	(13)	(6)
Loss (gain) on early extinguishment of debt	(3)	27	2	27
Accretion of discount on asset retirement obligations	2	2	3	5
Interest expense	7	13	12	18
Derivative-related activity	262	484	632	69
Amortization of stock-based compensation	17	17	69	33
Investment in affiliate valuation adjustment	25	(44)	(29)	101
South Texas contingent consideration valuation adjustment	—	1	—	64
South Texas deficiency fee obligation	—	—	—	69
Other	35	36	81	65
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(263)	(11)	(593)	468
Inventories	(12)	18	(102)	34
Other assets	7	8	23	26
Accounts payable	295	(29)	560	(313)
Interest payable	3	8	(54)	(27)
Other liabilities	(44)	(66)	(273)	(154)
Net cash provided by operating activities	1,466	328	1,843	1,154
Net cash used in investing activities	(1,694)	(423)	(2,042)	(1,106)
Net cash used in financing activities	(354)	(514)	(1,160)	(504)
Net decrease in cash, cash equivalents and restricted cash	(582)	(609)	(1,359)	(456)
Cash, cash equivalents and restricted cash, beginning of period	724	858	1,501	705
Cash, cash equivalents and restricted cash, end of period	$142	$249	$142	$249

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Average Daily Sales Volume:
Oil (Bbls)	363,046	214,959	322,258	218,808
Natural gas liquids ("NGLs") (Bbls)	147,135	90,184	126,520	87,271
Gas (Mcf)	715,719	416,516	620,124	412,704
Total (BOE)	629,468	374,563	552,132	374,863

Average Price:
Oil per Bbl	$64.55	$23.16	$61.15	$34.58
NGLs per Bbl	$27.95	$12.65	$27.10	$13.55
Gas per Mcf	$2.69	$1.15	$2.83	$1.38
Total per BOE	$46.82	$17.61	$45.08	$24.85

	Three Months Ended June 30,		Six Months Ended June 30,
Margin Data ($ per BOE):	2021	2020	2021	2020
Average price	$46.82	$17.61	$45.08	$24.85
Production costs	(5.51)	(4.92)	(5.67)	(5.03)
Production and ad valorem taxes	(2.67)	(1.35)	(2.65)	(1.76)
	$38.64	$11.34	$36.76	$18.06

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$380	$(449)	$310	$(158)
Participating share-based basic earnings	(1)	—	(1)	—
Basic net income (loss) attributable to common stockholders	379	(449)	309	(158)
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	1	—	3	—
Diluted net income (loss) attributable to common stockholders	$380	$(449)	$312	$(158)

Basic weighted average shares outstanding	234	165	222	165
Contingently issuable stock-based compensation	1	—	1	—
Convertible senior notes dilution	12	—	12	—
Diluted weighted average shares outstanding	247	165	235	165

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$380	$(449)	$310	$(158)
Depletion, depreciation and amortization	648	416	1,121	850
Exploration and abandonments	10	10	29	19
Accretion of discount on asset retirement obligations	2	2	3	5
Interest expense	41	33	81	60
Income tax provision (benefit)	120	(109)	109	(31)
Gain on disposition of assets, net	(2)	(6)	(13)	(6)
Loss (gain) on early extinguishment of debt	(3)	27	2	27
Derivative-related activity	262	484	632	69
Amortization of stock-based compensation	17	17	36	33
Investment in affiliate valuation adjustment	25	(44)	(29)	101
South Texas contingent consideration valuation adjustment	—	1	—	64
South Texas deficiency fee obligation	—	—	—	69
Other	35	36	81	65
Parsley acquisition transaction costs (including stock-based compensation)	9	—	215	—
DoublePoint acquisition transaction costs	27	—	27	—
EBITDAX before acquisition transaction costs	1,571	418	2,604	1,167
Acquisition transaction costs (excluding stock-based compensation)	(36)	—	(209)	—
EBITDAX (a)	1,535	418	2,395	1,167
Cash interest expense	(34)	(20)	(69)	(42)
Current income tax (provision) benefit	(11)	11	(18)	11
Discretionary cash flow (b)	1,490	409	2,308	1,136
Cash exploration expense	(10)	(9)	(26)	(16)
Changes in operating assets and liabilities	(14)	(72)	(439)	34
Net cash provided by operating activities	$1,466	$328	$1,843	$1,154
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; gain or loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's derivative positions and (ii) the Company's equity investment in ProPetro Holding Corp. ("ProPetro"), and unusual items is as follows:

		Three Months Ended June 30, 2021
	Ref	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$380	$1.54
Noncash MTM adjustments:
Derivative loss ($262 MM pretax)		204	0.83
ProPetro stock loss ($25 MM pretax)		19	0.08
Adjusted income excluding noncash MTM adjustments		603	2.45
Unusual items:
DoublePoint transaction costs ($27 MM pretax)	(a)	21	0.09
Parsley transaction costs ($9 MM pretax)	(b)	7	0.02
Gain on early extinguishment of debt ($3 MM pretax)	(c)	(2)	(0.01)
Adjusted income excluding noncash MTM adjustments and unusual items		$629	$2.55
_____________________

(a)	Represents transaction costs associated with the DoublePoint acquisition.
(b)	Represents costs associated with the integration of Parsley.
(c)	Represents a gain attributable to the early extinguishment of DoublePoint senior notes.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities and acquisition transaction costs (excluding stock-based compensation), less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Net cash provided by operating activities	$1,466	$1,843
Changes in operating assets and liabilities	14	439
Acquisition transaction costs (excluding stock-based compensation)	36	209
Less: Capital expenditures (a)	(900)	(1,504)
Free cash flow	$616	$987
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Costs incurred	$7,232	$18,587
Less: Excluded items (a)	(6,349)	(17,114)
Plus: Other property, plant and equipment capital (b)	17	31
Capital expenditures	$900	$1,504
______________________

(a)	Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs for the three and six months ended June 30, 2021.
(b)	Includes other property plant and equipment additions related to water infrastructure and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of July 30, 2021
(Volumes are average daily amounts)

	2021		Year Ending December 31, 2022
	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Brent swap contracts:
Volume	17,000	17,000	—
Price	$44.45	$44.45	$—
MEH swap contracts:
Volume	43,000	43,000	2,055
Price	$40.52	$40.52	$42.80
Midland WTI swap contracts:
Volume	5,000	5,000	—
Price	$40.50	$40.50	$—
NYMEX WTI swap contracts:
Volume	15,000	15,000	—
Price	$52.85	$52.85	$—
NYMEX rollfactor swap contracts:
Volume	35,000	35,000	—
Price	$0.17	$0.17	$—
Midland WTI basis swap contracts:
Volume	37,000	37,000	26,000
Price	$0.89	$0.89	$0.50
Brent call contracts sold:
Volume (a)	20,000	20,000	—
Price	$69.74	$69.74	$—
Brent collar contracts:
Volume	—	—	10,000
Price:
Ceiling	$—	$—	$60.32
Floor	$—	$—	$50.00
NYMEX WTI collar contracts:
Volume	16,000	6,000	—
Price:
Ceiling	$64.66	$55.54	$—
Floor	$56.25	$50.00	$—
Brent collar contracts with short puts:
Volume	110,000	90,000	67,000
Price:
Ceiling	$54.46	$50.74	$66.02
Floor	$47.82	$45.11	$52.39
Short put	$36.87	$35.07	$39.25
MEH collar contracts with short puts:
Volume	9,446	9,446	—
Price:
Ceiling	$51.29	$51.29	$—
Floor	$41.55	$41.55	$—
Short put	$31.55	$31.55	$—
NYMEX WTI collar contracts with short puts:
Volume	—	—	12,000
Price:
Ceiling	$—	$—	$65.86
Floor	$—	$—	$52.50
Short put	$—	$—	$40.00

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)

	2021		Year Ending December 31, 2022
	Third Quarter	Fourth Quarter
Average daily gas production associated with derivatives (MMBtu):
NYMEX swap contracts:
Volume	60,000	160,000	—
Price	$2.95	$3.63	$—
Dutch TTF swap contracts:
Volume	30,000	30,000	30,000
Price	$5.07	$5.07	$8.87
WAHA swap contracts:
Volume	116,304	116,304	4,932
Price	$2.36	$2.36	$2.46
NYMEX collar contracts:
Volume	247,000	247,000	1,726
Price:
Ceiling	$3.19	$3.20	$3.45
Floor	$2.60	$2.60	$2.75
NYMEX collar contracts with short puts:
Volume	—	—	100,000
Price:
Ceiling	$—	$—	$4.00
Floor	$—	$—	$3.20
Short put	$—	$—	$2.50
Basis swap contracts:
Permian Basin index swap volume (b)	7,000	7,000	1,726
Price differential	$(0.39)	$(0.39)	$(0.39)

______________________
(a)The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts.
(b)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells a portion of its Permian Basin gas and the NYMEX index price used in swap contracts.
Marketing derivatives. The Company's marketing derivatives reflect two long-term marketing contracts that were entered in October 2019. Under the contract terms, beginning on January 1, 2021, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day at an oil terminal in Midland, Texas for a six-year term that ends on December 31, 2026. The price the Company pays to purchase the oil volumes under the purchase contract is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through their Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net
(in millions)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Noncash changes in fair value:
Oil derivative loss, net	$(203)	$(552)
Gas derivative loss, net	(76)	(77)
Marketing derivative gain (loss), net	17	(3)
Total noncash derivative loss, net	(262)	(632)

Net cash payments on settled derivative instruments:
Oil derivative payments (a)	(548)	(854)
Gas derivative payments (b)	(9)	(17)
Marketing derivative payments	(13)	(20)
Total cash payments on settled derivative instruments, net	(570)	(891)
Total derivative loss, net	$(832)	$(1,523)
_____________________
(a)Includes the effect of liquidating certain of the Company's 2022 WTI swap contracts for cash payments of $13 million during the six months ended June 30, 2021.
(b)Includes the effect of liquidating certain of the Company's 2021 NYMEX swap contracts for cash receipts of $447 thousand during the six months ended June 30, 2021.